Exhibit 99.1
Sirna Therapeutics Announces Pricing of Common Stock Offering
SAN FRANCISCO, May 24 /PRNewswire – FirstCall/ — Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today the pricing of an underwritten public offering of 9,000,000 shares of its common stock at $5.00 per share. This offering was increased from the previously announced offering size of 8,000,000 shares. All of the shares are being offered by Sirna pursuant to an effective shelf registration statement previously filed with the SEC. Sirna has granted a 30-day option to the underwriters to purchase up to 1,350,000 additional shares of common stock at the public offering price to cover over-allotments, if any.
UBS Investment Bank and J.P. Morgan Securities Inc. are acting as joint bookrunning managers for the offering. Co-managers for the offering are CIBC World Markets, Leerink Swann & Company and Brean Murray, Carret & Co.
A copy of the prospectus supplement relating to the offering may be obtained by contacting UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171 (212-821-3000), or J.P. Morgan Securities Inc., Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 (718-242-8002).
This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.
About Sirna Therapeutics
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration, hepatitis B and C, dermatology, asthma, Huntington’s disease, diabetes, and respiratory syncytial virus.
Safe Harbor Statement
Statements in this press release which are not strictly historical, including with respect to Sirna’s proposed public offering, are “forward-looking” statements which should be considered as subject to many risks and uncertainties. You should consider the risk factors identified in the prospectus supplement and the accompanying prospectus, and in Sirna’s Securities and Exchange Commission filings, including its Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Contacts:
Greg Weaver, SVP and Chief Financial Officer, Sirna Therapeutics, Inc., 415-512-7200
Rebecca Galler Robison, Senior Director, Corporate Strategy, Sirna Therapeutics, Inc., 303-449-6500